EXHIBIT 3.01


                            AMENDMENT AND RESTATEMENT
                                     TO THE
                            ARTICLES OF INCORPORATION

                               BROOKE CORPORATION



                                    ARTICLE I

     The name of this corporation is BROOKE CORPORATION.


                                   ARTICLE II

     The registered office of the Corporation in the State of Kansas, county of Harvey, is at 414 Main, P.O. Box 627, Newton, Kansas 67114. The resident agent at that address is Leland G. Orr.

                                   ARTICLE III

     This Corporation is organized for profit and the nature of its business or purposes to be conducted or promoted are:

     1. To engage in the business of purchasing, acquiring, soliciting, selling, negotiating and otherwise dealing in the business of insurance through the use of agents employed by said corporation, which agents are lawfully licensed and authorized to transact insurance business within the state of Kansas.

     2. To engage in any lawful conduct or activity for which corporations may be organized under the Kansas Corporation Code.

                                   ARTICLE IV

     The aggregate shares of which the Corporation shall have authority to issue shall be ten million (10,000,000) and said shares shall be divided into nine million five hundred thousand (9,500,000) shares of Common Stock, one thousand (1,000) shares of Convertible Preferred Stock, one hundred thousand (100,000) shares of 2002 Convertible Preferred Stock and three hundred ninety-nine thousand (399,000) shares of Undesignated Preferred Stock.

     1. The Common Stock shall consist of nine million five hundred thousand (9,500,000) shares of par value of One and No/100 dollars ($1.00) per share. The preferences, qualifications, limitations and special or relative rights in respect to shares of Common Stock are as follows:

          (a) Subject to the rights provided in this Article IV to holders of Convertible Preferred Stock, 2002 Convertible Preferred Stock and Undesignated Preferred Stock (as such rights may be determined by the Board of Directors in its sole discretion), the Common Stock shall possess all rights and privileges afforded to capital stock by applicable law in the absence of any express grant of rights or privileges in the Corporation's Articles of Incorporation.


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     2. The Convertible  Preferred  Stock shall consist of one thousand  (1,000)
     shares of par value of Seventy-Five and No/100 Dollars ($75.00) per share. The preferences, qualifications, limitations and special or relative rights in respect to shares of Convertible Preferred Stock are as follows:

          (a) Except as this paragraph otherwise provides, the Convertible Preferred Stock will have no voting rights. As long as any shares of the Convertible Preferred Stock are outstanding, the Corporation shall not without the consent of a majority of the holders of the Convertible Preferred Stock then outstanding: (i) create or authorize any shares or series of shares ranking prior to or on a parity with the Convertible Preferred Stock; (ii) amend, alter or repeal any of the express terms of the Convertible Preferred Stock.

          (b) The holders of Convertible Preferred Stock shall be entitled to receive, out of funds at the time legally available for payments of dividends under the General Business Corporation Act of Kansas, a non cumulative dividend in cash at the rate of Nine Percent (9%) of the liquidation value of such stock per share per annum payable, if as and when determined by the Board of Directors, due and payable on March 31, June 30, September 30 and December 31 of each year, before any dividend shall be set apart or paid on the Common Stock in any fiscal year of the Corporation.

          (c) The holders of Convertible Preferred Stock shall have the right, at their option, to convert all or part of their Convertible Preferred Stock holdings to Common Stock. In the event that the holders of Convertible Preferred Stock elect to convert their shares to Common Stock, one share of Convertible Preferred Stock shall be exchanged for Thirteen (13) shares of Common Stock. The conversion of shares shall occur immediately upon written notice to the Corporation.

          (d) Upon the occurrence of: (i) the issuance of Common Stock for a price per share less than the current fair market value of such shares; (ii) the issuance of rights or options to purchase Common Stock or issuance of securities convertible into Common Stock where the exercise or conversion price is less then the fair market value of such shares; (iii) stock dividends; (iv) stock splits, the Corporation shall appoint a firm of independent certified public accountants, which shall give their opinion upon the adjustment, if any, which must be made in the number of shares of Common Stock for which Convertible Preferred Stock shall be convertible, necessary to preserve, without dilution, the conversion right of the holders of Convertible Preferred Stock. Upon receipt of such opinion, the Corporation shall forthwith make the adjustments described therein.

          (e) The Convertible Preferred Stock shall be subject to redemption at the option of the Corporation at a liquidation value of Seventy-Five and No/100 Dollars ($75.00) per share upon thirty (30) days proper written notice to the holders of Convertible Preferred Stock. Notice of redemption shall not preclude the holders of Convertible Preferred Stock from exercising their right to convert Convertible Preferred Stock to Common Stock prior to the end of such 30-day period.

          (f) In the case of liquidation or dissolution of the Corporation, the holders of the Convertible Preferred Stock shall be entitled to be paid in full the liquidation value (Seventy-Five and No/100 (75.00) per share) of their shares before any amounts shall be paid to the holders of the 2002 Convertible Preferred Stock, Undesignated Preferred Stock and/or Common Stock, but on any such liquidation or dissolution after the payment to the holders of the Convertible Preferred Stock of the liquidation value thereof, the remaining assets of the Corporation shall be divided and paid to the holders of the 2002 Convertible Preferred Stock, Undesignated Preferred Stock and Common Stock according to their respective interests set forth herein, or with respect to the Undesignated Preferred Stock, as the Board of Directors may determine in its sole discretion.

     3. The 2002 Convertible Preferred Stock, shall consist of One Hundred Thousand (100,000) shares of par value of Twenty-five and No/100 Dollars ($25.00) per share. The preferences, qualifications, limitations and special or relative rights in respect to shares of 2002 Convertible Preferred Stock are as follows:


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          (a) Except as this paragraph otherwise provides,  the 2002 Convertible
          Preferred Stock will have no voting rights. As long as any shares of the 2002 Convertible Preferred Stock are outstanding, the Corporation shall not, without the consent of a majority of the holders of the 2002 Convertible Preferred Stock then outstanding, (i) create or authorize any additional shares or additional series of shares ranking prior to or on a parity with the 2002 Convertible Preferred Stock;
          (ii) amend, alter or repeal any of the express terms of the 2002 Convertible Preferred Stock.

          (b) The rights of the holders of 2002 Convertible Preferred Stock are subordinate to the rights of the holders of Convertible Preferred Stock except to the extent that holders of 2002 Convertible Preferred Stock are entitled to cumulative dividends and the holders of Convertible Preferred Stock are not entitled to cumulative dividends.

          (c) The holders of 2002 Convertible Preferred Stock shall be entitled to receive, out of funds at the time legally available for payments of dividends under the General Business Corporation Act of Kansas, a cumulative dividend in cash at the rate of Ten Percent (10%) of the liquidation value of such stock per share per annum payable, if as and when determined by the Board of Directors, due and payable on March 31, June 30, September 30, and December 31 of each year, after any dividend shall be set apart or paid on the Convertible Preferred Stock for the current fiscal year but before any dividend shall be set apart or paid on Undesignated Preferred Stock or the Common Stock in and for any fiscal year of the Corporation.

          (d) On or prior to April 1, 2002, the holders of 2002 Convertible Preferred Stock shall have the right, at their option, to convert all or part of their 2002 Convertible Preferred Stock holdings to Common Stock. In the event that the holders of 2002 Convertible Preferred Stock elect to convert their shares to Common Stock, one share of 2002 Convertible Preferred Stock shall be exchanged for one share of Common Stock. The conversion of shares shall occur immediately upon written notice to the Corporation.

          (e) On or prior to April 1, 2002 and upon the occurrence of: (i) the issuance of Common Stock for a price per share less than the current fair market value of such shares; (ii) the issuance of rights or options to purchase Common Stock or issuance of securities convertible into Common Stock where the exercise or conversion price is less then the fair market value of such shares; (iii) stock dividends; (iv) stock splits, the Corporation shall appoint a firm of independent certified public accountants, which shall give their opinion upon the adjustment, if any, which must be made in the number of shares of Common Stock for which 2002 Convertible Preferred Stock shall be convertible, necessary to preserve, without dilution, the conversion rights of the holders of 2002 Convertible Preferred Stock. Upon receipt of such opinion, the Corporation shall forthwith make the adjustments described therein.

          (f) After April 1, 2002, the 2002 Convertible Preferred Stock shall be subject to redemption at the option of the Corporation at a redemption value of Twenty Seven and 50\100 Dollars ($27.50) per share on any dividend payment date.

          (g) In the case of liquidation or dissolution of the Corporation, the holders of the 2002 Convertible Preferred Stock shall be entitled to be paid in full the liquidation value (Twenty-five and No/100 ($25.00) per share) of their shares after payment of full liquidation value to the holders of Convertible Preferred Stock and before any amounts shall be paid to the holders of the Undesignated Preferred Stock and/or Common Stock, but on any such liquidation or dissolution after the payment to the holders of Convertible Preferred Stock and 2002 Convertible Preferred Stock of the liquidation value thereof, the remaining assets of the Corporation shall be divided and paid to the holders of Undesignated Preferred Stock and the Common Stock according to their respective interests set forth herein, or with respect to the Undesignated Preferred Stock, as the Board of Directors may determine in its sole discretion.


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     4. The  Undesignated  Preferred  Stock,  shall  consist  of  three  hundred
     ninety-nine   thousand   (399,000)  shares  for  which  the   designations,
     preferences,  conversion rights, and cumulative,  relative,  participating,
     optional  or  other  rights,   including  voting  rights,   qualifications,
     limitations or restrictions thereof, may be determined by the Board Of Directors on some future date without any further authorization by the Corporation's shareholders.

     The only other preferences, qualification, limitations, restrictions and special relative rights with respect to the Corporation's shares shall be as provided in this Article IV hereof and such restrictions on transferability as are provided in the By-Laws of the Corporation or by agreement of the shareholders.


                                    ARTICLE V

     The power to adopt, repeal and amend the bylaws of this Corporation shall reside in the Board of Directors of the Corporation.

                                   ARTICLE VI

     The stockholders of this Corporation shall not be personally liable for the payment of the Corporation's debts, except as they may be liable for the reason of their own conduct or acts.

                                   ARTICLE VII

     1. The Corporation reserves the right to make any amendment of the articles, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in the articles, of any shares of outstanding stock.

     2. Authority is hereby expressly granted to and vested in the board of directors to establish from time to time, by resolution or resolutions and filing of all required documents pursuant to the applicable provisions of Kansas corporate law, for the issuance of preferred stock in series, to establish from time to time the number of shares to be included in each such series, and to fix the voting, powers, designations, preferences and relative, participating, optional or other rights, if any or the qualifications, limitations or restrictions thereof.

     3. The board of directors of the corporation may, by articles supplementary, classify or reclassify any unissued stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends qualifications, or terms or conditions of redemption of the stock.

                                  ARTICLE VIII

     1. The Corporation will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, other than an action by or in the right of the Corporation, by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Corporation,


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     and,  with respect to any criminal  action or  proceeding,  had  reasonable cause to believe that his conduct was unlawful.

     2. The Corporation will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     3. To the extent that a Director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceedings referred to in subsections 1 and 2 of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the action, suit or proceeding.

     4. Any indemnification under subsections 1 and 2 of this section, unless ordered by a court, shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Director, officer, employee or agent is proper in the circumstances because he has made the applicable standard of conduct set forth in this section. The determination shall be made by the Board of Directors of the Corporation by a majority vote of a quorum consisting of Directors who were not parties to the action, suit or proceeding, or, if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested Directors so directs, by legal counsel in a written opinion, or by the Stockholders of the Corporation.

     5. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of the action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the Director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this section.

     6. The indemnification provided in this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-Law, agreement, vote of Stockholders or disinterested Directors or otherwise; both as to action in his official capacity and as to action in another capacity while holding such office; and shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

     7. The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this section.

     8. In no event shall, the Corporation indemnify any person against expenses, penalties, or other payments incurred in an administrative proceeding or action that results in a final order assessing civil


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     money  penalties  or requiring  affirmative  action by such  individual  or individuals in the form of payments to the corporation.

                                   ARTICLE IX

     The term for which this corporation is to exist is perpetual.